Exhibit 99.1




For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189

       COMMONWEALTH BANCORP, INC. DECLARES CASH DIVIDEND

Norristown, PA, June 16, 1998 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its Board of Directors has declared a cash dividend of $0.08 per share of common stock. The dividend is payable on July 10, 1998, to shareholders of record at the close of business on June 26, 1998.

Commonwealth Bancorp, Inc., with consolidated assets of $2.4 billion, is the holding company for Commonwealth Bank, which has 58 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Connecticut, New Jersey, Rhode Island, and Virginia. ComNet operates under the trade name of Homestead Mortgage in Maryland.
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